Exhibit 99.2

PRESS RELEASE

For more information contact:

Paul B. Toms, Chairman & Chief Executive Officer

276-632-2133 or

Kim D. Shaver, VP-Marketing Communications

336-454-7088

For immediate release: September 28, 2005

Uttermost Chief Executive Joins Hooker Furniture Board

Martinsville, Va.: Robert M. “Mac” Cooper, president and chief executive officer of The Uttermost Co., a leading decorative accessories company, is joining the board of directors of Hooker Furniture Corporation, the Company announced at its board meeting today.

Cooper, 41, joined Rocky Mount, Va.-based Uttermost in 1987. Under his leadership, the company has experienced explosive growth and become one of the leading companies in the decorative accessories segment of the home furnishings industry. “We are extremely pleased to have a progressive, hands-on, young leader like Mac join our board,” said Paul B. Toms, chairman and chief executive officer. “He has been highly successful in growing the business at Uttermost, is very experienced in importing and running a domestic assembly operation and has relationships with his employees that are second to none.” Uttermost has also been successful in merchandising its line to cover a wide range of price points and marketing to multiple channels of distribution, Toms added.

“I’m excited to be joining a company like Hooker, where everyone I’ve met has been extremely talented and passionate about their business,” Cooper said. “I’m looking forward to being involved in Hooker’s long range strategic planning and all the intriguing opportunities that presents,” he said, adding, “so many of the decisions in front of Hooker are similar to the decisions we face at Uttermost. In this changing business climate, it is more important than ever that the right decisions are made and certain risks avoided.” Cooper is filling a board seat vacated last year with the retirement of A. Frank Hooker, Jr. Cooper and his wife Inglath live in Rocky Mount, Va. where they are active in their church and support Christian organizations and Russian orphanages. They are the parents of three daughters.

In other matters, the Board of Directors declared a quarterly dividend of seven cents ($0.07) per share on the Hooker Furniture Corporation Common Stock (Nasdaq-CM: HOFT). The dividends are payable November 30, 2005, to shareholders of record at the close of business on November 15, 2005.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 81-year old manufacturer and importer of home entertainment furniture and wall units, home office, bedroom and youth bedroom, casual and formal dining, accent, occasional and game table pieces, and leather and fabric upholstered residential furniture. With approximately 1,700 employees, the Company operates six manufacturing facilities, one supply plant, six distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com